                                                                   EXHIBIT 10.13

                  [TVN ENTERTAINMENT CORPORATION LETTERHEAD]



November 24, 1997


David Sears                                 Personal & Confidential
704 Magnolia Avenue
Pasadena, CA 91106                          Via Fax: (323) 964-9446

Dear David:

We are very pleased that you have agreed to join our Sales and Marketing department, to head up affiliate sales and marketing for DCTV. This position is essential to our continued growth, so you will be an important and valued member of our TVN team.

Summarized below are the terms agreed upon for your employment by TVN Entertainment Corp:

1. You will be employed on a full time basis as a Senior Vice President, Affiliate Sales and Marketing, reporting to me as President of TVN.

2. Your duties will include those usually attendant to a position involving national affiliate sales and relations, and such other duties consistent with your position as we may assign you from time-to-time. Your employment will begin no later than Monday, December 8, 1997, and will continue thereafter for a two (2) year term, unless terminated earlier by TVN for cause. TVN will have the option to renew this agreement for an additional two (2) year term by written notice exercising such option, sent to you at least sixty (60) days prior to the expiration of the initial term.

3. You will be paid based on an annual salary of $170,000.00 (Annual Salary), in accordance with TVN's payroll policies (currently bi-monthly). You will receive a $25,000 bonus after you have signed this Agreement and commenced your employment (Signing Bonus), and a $45,000 guaranteed bonus payable promptly after TVN's March 31, 1998 fiscal year-end (Guaranteed Bonus). You will receive an annual bonus equal to fifty percent (50%) of your Annual Salary (Annual Bonus), if we attain the annual affiliate and subscriber milestones in our DCTV Business Plan. These Plan milestones are for each calendar year will be payable promptly after each March 31 fiscal year-end, when the applicable milestone figures have been compiled by TVN's Finance Department. You will be reimbursed for reasonable out-of-pocket expenses incurred by you on behalf of TVN, upon presentation of appropriate documentation and in accordance with TVN's expense reimbursement policies.

David Sears
November 24, 1997
Page -2-

4. You will be granted a stock option, which shall be, to the extent permitted under the applicable rules of Section 422(d) of the Internal Revenue Code of 1986 (IRC), as amended, an "incentive stock option" (as defined in Section 422 of the IRC), to purchase a total of 50,000 shares of TVN Common Stock, with a per share exercise price as determined by TVN's Board of Directors, after receiving information from our ouTVNde auditors, Coopers & Lybrand. This option shall be exercisable for a term of ten (10) years (or shorter upon any termination of your employment as provide for herein other than for "cause") and shall vest at the rate of 20% of the shares originally subject to the option one year from the commencement date of your employment, and one-sixtieth (1/60th) of the shares originally subject to the option each month thereafter, conditioned upon your continued employment with TVN as of each vesting date. This option grant will be subject to the terms, definitions and provisions of TVN's Stock Option Plan and the standard form Stock Option Agreement which will be entered into by you and TVN, both of which will be provided to you upon signing this letter agreement.

5. Subject to meeting eligibility requirements, you will be included in TVN's employee benefit plans then available to other employees at your level. Currently, we offer a health care plan that has a first complete calendar month waiting period for eligibility. It also has certain qualification requirements, including those applicable to pre-existing medical conditions, all as described in the plan, a copy of which will be provided to you. You will be entitled to a total of 15 days per year of paid vacation, for use at your discretion upon reasonable advance coordination with me.

6. You acknowledge and agree that TVN shall own, in perpetuity and throughout the universe, all creative and ownership rights in and to all materials created, written, produced or worked on by you, or under your direction, including, without limitation, all affiliate sales, marketing and promotional materials created by you or under your direction, and all property rights of any kind therein emanating from your work. You hereby assign to TVN all such creative materials, and the copyright, publishing, and other enumerated and related rights, which TVN shall be entitled to own and register, as it sees fit, in TVN's name and for its sole benefit.

7. Upon any termination of your employment other than for "cause" as defined below, TVN's sole obligations to you shall be to pay you (i) any unpaid portion of the agreed Annual Salary for time worked prior to termination,
     (ii) any unpaid Annual Bonus due, for a full year's work and with annual milestones attained, and (iii) unpaid reimbursable expenses properly incurred and documented prior to the date of such termination. In the event of your termination by TVN for "cause", you shall be entitled only to payment for items 7(i) and 7(iii) above, and the

David Sears
November 24, 1997
Page -3-


     exercise of the option shares which have fully vested as of the date of such termination, subject to any damage caused to TVN or as a result of the conduct giving rise to such termination for cause by TVN. Upon any termination of your employment, including for cause by TVN, you shall (a) return to TVN all materials, including all work in progress, work papers, computer discs and files, information and documents created or worked on by you for TVN, (b) provide a final report, if requested on the status of any work in progress or remaining to be done, (c) continue to comply with your separately documented non-disclosure and confidentiality obligations. For purposes of this agreement, "cause" is defined as (i) an act of dishonesty in connection with your duties and responsibilities as an employee and which either causes substantial harm to TVN or results in your substantial personal enrichment (ii) conviction of a felony, (iii) a willful act which constitutes gross misconduct or which results in material injury to TVN, or
     (iv) continued, substantial failure to perform your employment duties after you have received one or more written demands for performance which set forth the factual basis for the determination that you have substantially failed to perform your duties, and you have had a reasonable time period in which to cure defaults that are capable of being cured by subsequent action. Termination for cause shall be effective upon delivery to you of a notice stating that you have engaged in any of the above described "for cause" conduct, specifying the particulars thereof, and that you have not timely cured such defaults.

8. This contains our entire agreement for your employment by TVN; all prior discussions, conversations and/or negotiations are merged herein; no representations have been made to you by TVN or by any agent or representative of TVN, or by you to TVN, other than those set forth herein and in your employment application; and no agreements have been entered into, other than those expressly described or set forth herein. The terms of this employment agreement may not be modified or amended except by a document signed both by you and on behalf of TVN. The laws of the State of California applicable to agreements which are to be performed wholly within such state shall govern this agreement, including its interpretation, construction, performance and enforcement. All claims, disputes or issues relating to your employment, including your hiring, work performance, bonuses, and/or termination for any reason, shall be resolved by arbitration in Burbank, California under the Commercial Arbitration Rules of the American Arbitration Association then in effect. Accordingly, each party hereby waives any right to a trial by jury of any dispute between you and TVN, and/or its employees, officers, directors and agents .

9. Since you will have access to TVN confidential information during the course of performing your duties, you are asked to sign a TVN Confidentiality and Non-Disclosure Agreement, a copy of which is attached hereto.

David Sears
November 24, 1997
Page -4-


All of us at TVN look forward to working with you.  Welcome aboard!

Sincerely,


/s/ James B. Ramo
James B. Ramo


JR:cd
Attachments



ACKNOWLEDGED AND AGREED:

I acknowledge and agree to the foregoing terms of my employment by TVN, and the provisions of the attached TVN Confidentiality and Non-Disclosure Agreement, both of which I have signed.

/s/ David Sears                                   11/24/97, 1997
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David Sears                                       Date Signed